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                                                                       EXHIBIT 4

                         MEDICAL ADVISORY SYSTEMS, INC.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

      Medical Advisory Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

      DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of this corporation, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the corporation, declaring said amendment to be advisable, and directing that the amendment be submitted to the stockholders of the corporation for consideration thereof by them at the annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article FOURTH thereof so that, as amended, said Article FOURTH reads as follows:

            "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is eleven million (11,000,000) shares, consisting of ten million (10,000,000) shares of Common Stock having a par value of one-half cent ($.005) per share and one million (1,000,000) shares of Preferred Stock having a par value of one dollar and seventy five cents ($1.75) per share. The holders of Common Stock shall have one vote per share and shall be entitled, voting as a class, to elect all members of the Board of Directors except the number of Directors that the holders of the Preferred Stock shall be entitled, voting as a class, to elect, but in any case the holders of the Common Stock shall be entitled to elect at least a majority of the members of the Board of Directors. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series and to fix the designations, powers (including voting powers), preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

            "Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends are paid or declared and set apart for payment on shares of the Common Stock with respect to the same dividend period.

            "If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.".

      SECOND: That, thereafter, in accordance with the resolution of the Board of Directors, the annual meeting of stockholders of this corporation was duly called and held, upon notice in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.
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      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the effect of said amendment is to increase the number of shares of capital stock that the corporation has the authority to issue from 7,000,000 to 11,000,000, consisting of 10,000,000 shares of Common Stock having a par value of $.005 per share and 1,000,000 shares of Preferred Stock having a par value of $1.75 per share.

      IN WITNESS WHEREOF, Medical Advisory Systems, Inc. has caused this certificate to be executed by Thomas M. Hall, M.D., its President and Chief Executive Officer, this 9th day of December 1996.

                                       MEDICAL ADVISORY SYSTEMS, INC.


                                       By: /s/ Thomas M. Hall, M.D.
                                           -------------------------------------
                                           Thomas M. Hall, M.D.
                                           President and Chief Executive Officer